Exhibit 10.6

CLOSING AGREEMENT 2

THIS CLOSING AGREEMENT 2 (this “Agreement”) is made and entered into effective May 21, 2013, by and between Roy T. Oliver, an individual (hereinafter “Oliver”), Graymark Healthcare, Inc., an Oklahoma Corporation (“GRMH”), TSH Acquisition, LLC, a Delaware limited liability company (“TSH”), Foundation Healthcare Affiliates, LLC, an Oklahoma limited liability company (“FHA”), Foundation Surgical Hospital Affiliates, LLC, a Nevada limited liability company, and Foundation Surgery Affiliates, LLC, a Nevada limited liability company. Collectively, the above are sometimes referred to as the “Parties”. Collectively, Foundation Healthcare Affiliates, LLC, Foundation Surgical Hospital Affiliates, LLC, and Foundation Surgery Affiliates, LLC, are referred to as the “Foundation Entities”.

WITNESSETH:

WHEREAS, GRMH, TSH and FHA, have entered into that certain Amended and Restated Membership Purchase Agreement dated effective March 29, 2013 (the “ARMPA”);

WHEREAS, one of the material conditions of closing under the ARMPA (as defined therein, herein the “Closing”) is the execution of this Agreement, and

WHEREAS, the Parties now desire to enter into this Agreement.

NOW THEREFORE, for and in consideration of the sum of $10 in hand paid, the above premises, the agreements of the Parties set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, it is agreed as follows:

1. Oliver loans; Conversion to Stock. All indebtedness due by GRMH to Oliver, principal and accrued interest (as evidenced by such promissory notes and with principal and interest set forth on Exhibit “A” attached hereto) shall at Closing be converted based on such outstanding principal and interest to shares of common voting stock of GRMH at forty-five cents (45c) per share as set forth on Exhibit “A”. GRMH shall cause such shares to be issued to Oliver at Closing, such shares shall be unrestricted and freely transferable (except as required by SEC rules) and shall be registered after Closing and as soon as possible by GRMH at its cost by S-1 registration. In addition, after Closing and as soon as possible, all existing shares of stock of Oliver (and his related parties Valiant Investments, LLC and Oliver Company Holdings, LLC) in GRMH owned prior to Closing as further set forth on Exhibit “A” (and any warrants exercisable in connection therewith upon any exercise), shall also be registered by GRMH at its cost by S-1 registration. The above shares of GRMH owned by Oliver and his related parties shall in all events be so registered within two years after Closing. The shares of GRMH issued to FHA at Closing shall not be registered prior to the shares of GRMH owned by Oliver and his related parties being registered without the written consent of Oliver. However, in the event all GRMH shares of Oliver and his related parties and any other person or entity, to be registered cannot be so registered due to SEC legal requirements, GRMH shall apportion the securities registered among the securities holders pro rata according to the total amount of securities entitled to be included therein owned by each holder, and such procedure shall continue until all such shares to be registered are registered. After Closing and without the written consent of Oliver, GRMH shall not grant any other person or entity registration rights with respect to GRMH stock with terms superior to or on par with the registration rights granted to Oliver in this Agreement. GRMH shall take all steps necessary to fulfill the provisions of this paragraph 2. In addition, if GRMH proposes to issue any class of common stock in an offering (registered under the Securities Act), then GRMH shall allow Oliver the opportunity and Oliver shall have the right to register and/or include and sell such number of GRMH shares owned by Oliver (the “Oliver Shares”) in such offering as Oliver may request up to 15% of the total number of previously unregistered shares to be offered by GRMH, on the same terms and conditions as the shares to be offered by GRMH. GRMH shall pay the costs of such offering, including the Oliver Shares that are a part of such offering. The rights above are in addition to the registration rights of Oliver pursuant to this Closing Agreement 2. The reference to Oliver shall include his related entities Valiant Investments, LLC and Oliver Company Holdings, LLC.

2. Payment by Oliver to Arvest; Loan to GRMH. Oliver at Closing shall have made as a condition thereto, an agreed payment to Arvest Bank on the limited guaranties of Oliver (and of Oliver Company Holdings, LLC and the Roy T. Oliver Revocable Trust) for the Arvest Bank debt owed by GRMH and SDC and with Oliver to be released therefrom, such payment to be in the amount of $6,000,000.00 and treated as a loan to GRMH ($351,709.60 of this amount already funded for GRMH April loan payment to Arvest as set forth in Exhibit “A”) and subject to the provisions of paragraph 1 above.

3. Complete Agreement. This Agreement (and the ARMPA any other related closing agreements executed in connection with the Closing of the ARMPA) embodies the entire agreement between the Parties hereto with respect to the matters involved herein and supersedes any previous negotiations or agreements between the Parties. Except as provided in this Agreement or as between any party to the ARMPA or related agreements, the Parties make no agreements, promises, inducements or other representations and do not assume any obligations other than set forth herein. This Agreement was not executed in reliance upon any statement or representation by the Parties other than those set forth herein. This Agreement may not be modified except by a subsequent agreement in writing signed by all Parties. No breach of the ARMPA (or any other document related thereto) by any party thereto, shall give the Parties hereto (or any of them) any right to terminate or claim a breach of this Agreement, or to offset any amount to be paid or that is due hereunder, or to not perform this Agreement. Oliver is not a party to the ARMPA and shall have no liability or obligation thereunder. This Agreement is not for the benefit of any person or entity other than the Parties. No third party shall have any rights under this Agreement.

4. Controlling Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with, and subject to the common laws of the State of Oklahoma. This Agreement is expressly performable in Oklahoma City, Oklahoma County, Oklahoma. Jurisdiction and venue for any litigation arising hereunder shall lie solely and exclusively in any state or federal court sitting in a judicial district located in Oklahoma City, Oklahoma County, State of Oklahoma and the Parties waive all defenses thereto. In the event of any litigation arising under or relating to this Agreement, the prevailing party shall be entitled to an award of its reasonable attorney fees and costs. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

5. Construction; Severability. All Parties have had the opportunity to consult with an attorney prior to signing this Agreement. This Agreement has been drafted after negotiation between the Parties and contains their mutual understanding. It is not to be construed strictly against any party, but is instead to be construed fairly, according to the plain meaning of its terms. The headings of the paragraphs and subparagraphs (if any) are merely descriptive and should not be construed as influencing or limiting the substance of the paragraphs or subparagraphs in any way. If any provision, subparagraph, statement or phrase of this Agreement is ruled or deemed illegal or unenforceable, such ruling shall affect only the provision, subparagraph, statement or phrase so ruled and the remainder of the Agreement shall remain in full force and effect according to law. Any such ruling shall only affect the interpretation and application of the Agreement, and shall not be construed or operate to reduce consideration and benefits received and exchanged among and between the parties at the execution of this Agreement. The recitals of this Agreement are incorporated herein as if fully set forth.

6. Binding Effect. This Agreement shall be binding upon and inure to the benefit and protection of the Parties to this Agreement in accordance with the provisions of this Agreement, together with their respective heirs, executors, administrators, personal representatives, successors and assigns. The Parties understand that GRMH will be the surviving entity after the Closing of the ARMPA and that the name and ticker symbol of GRMH may thereafter be changed and this Agreement shall be binding upon such entity and any references in this Agreement to the stock of GRMH shall hen mean the shares of stock of such renamed entity. The terms of this Closing Agreement 2 shall apply and control over any contrary or conflicting provisions of the ARMPA. If Closing under the ARMPA does not occur (including if Oliver determines not to make the payment to Arvest Bank as set forth in paragraph 2 above) this Agreement shall be null and void unless all Parties hereto shall agree otherwise in writing.

7. Authorization. Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party’s behalf, and is executing this Agreement voluntarily, knowingly and without any duress or coercion.

8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original but when taken together, shall constitute one Agreement.

In Witness Whereof, the Parties have executed this Agreement the date set forth above.

{SIGNATURE PAGES FOLLOW}

Roy T. Oliver

GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
Name: Stanton Nelson
Title: Chief Executive Officer

TSH ACQUISITION, LLC
By:	Graymark Healthcare, Inc., its Manager

	By:	/s/ Stanton Nelson
Name: Stanton Nelson
Title: Chief Executive Officer

FOUNDATION HEALTHCARE AFFILIATES, LLC

By:	/s/ Robert Byers
Name: Robert Byers
Title: President

Foundation Surgery Affiliates, LLC

By:	/s/ Robert Byers
Name: Robert Byers
Title: Manager

Foundation Surgical Hospital Affiliates, LLC

By:	/s/ Robert Byers
Name: Robert Byers
Title: Manager

Exhibit “A”

1. Loans owed by GRMH to Oliver as of April 2, 2013 to be converted to GRMH stock:

	PRINCIPAL	INTEREST	TOTAL
LOAN #1 August 31, 2012	1,184,808.03	54,764.46	1,239,572.49
LOAN #2 December 31, 2012	351,709.60	7,034.19	358,743.79
LOAN #3 March 1, 2013	485,082.49	3,233.88	488,316.37

	2,021,600.12	65,032.53	2,086,632.65

LOAN #4 PRINCIPAL (Agreed Payment to Arvest)- $6,000,000.00 ($351,709.60 already funded for April loan payment to Arvest)

Total of all Loans (principal and interest): $8,086,632.65.

Conversion of Loan balances, principal and interest, to shares of common voting stock of GRMH at 45c per share:

$8,086,632.65 divided by .45 = 17,970,294.78 shares.

2. Existing Common Voting Stock owned in GRMH:

Oliver Company Holdings, LLC- 1,707,249 shares

Roy T. Oliver- 50,000 shares

Valiant Investments, LLC- 431,035 shares with warrants in accordance with Subscription Agreement and Warrant Agreement dated April 30, 2011 and May 4, 2011.

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